AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 27th day of November 2018, to the Fund Administration Servicing Agreement dated as of January 1, 2014, as amended (the “Agreement”), is entered into by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fee schedule in Exhibit K of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend Exhibit K of the Agreement effective November 1, 2018 as follows.

Exhibit K, is hereby superseded and replaced by Exhibit K attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR ADVISED PORTFOLIOS     U.S. BANCORP FUND SERVICES, LLC

By: /s/ Christopher E. Kashmerick            By: /s/ Anita M. Zagrodnik

Name: Christopher E. Kashmerick            Name: Anita M. Zagrodnik
Title: President                      Title: Senior VP 1/2/19

Exhibit K to the Trust for Advised Portfolios Fund Administration Servicing Agreement

Name of Series
Fulcrum Diversified Absolute Return Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at November 2018

Annual Fee Based Upon Average Net Assets Per Fund*
_ basis points on the first $_
_ basis points on the next $_
_basis points on the next $_
_ basis points on the balance above $_
Minimum annual fee 1st Year: $_; $_ therein after

▪	Additional fee of $_ for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪Additional fee of $_ per manager/sub-advisor per fund
Services Included in Annual Fee Per Fund

▪	Advisor Information Source - On-line access to portfolio management and compliance information.

▪	Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting.

▪	Fund Services Legal Administration (e.g., registration statement update)
Pricing Services

▪	$_ - Domestic Equities, Options, ADRs, Foreign Equities, Currency Rates, Futures, Forwards, Total Return Swaps

▪	$_- Domestic Corporates, Convertibles, Governments, Agencies, Options on Futures, Mortgage Backed

▪	$_ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield

▪	$_ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Bullet Swaps

▪	$_ - Bank Loans

▪	$_ - Swaptions

▪	$_- Credit Default Swaps

▪	$_ per Month Manual Security Pricing (>25per day)
Fair Value Services (Charged at the Complex Level)

▪	$_ per security on the First 100 Securities

▪	$_ per security on the Balance of Securities
NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services

▪	$_ per Foreign Equity Security per Month

▪	$_ per Domestic Equity Security and Total Return Swaps per Month
Factor Services (security paydown factor data)

▪	$_ per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees (Per Advisor Relationship per Fund)*

▪	$_ for the first fund (subject to Board approval)

▪	$_0 for each additional fund (subject to change based on Board review and approval)

▪	$_ per sub-advisor per fund

Third Party Administrative Data Charges (descriptive data for each security)

▪	$_ per security per month for fund administrative

Prices above are based on using U.S. Bank standard data pricing services and are subject to change.

Exhibit K (continued) to the Trust for Advised Portfolios Fund Administration Servicing Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule (continued) at November 2018

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services
Supplemental Services Fee Schedule at May, 2015

Additional Legal Administration Services

▪	Subsequent new fund launch - $_ per project

▪	Subsequent new share class launch - $_ per project

▪	Multi-managed funds - as negotiated based upon specific requirements

▪	Proxy - as negotiated based upon specific requirements

Daily Compliance Services

▪	Base fee - $_per fund per year

▪	Setup - $_per fund group

Section 18 Compliance Testing

▪	$_ set up fee per fund complex

▪	$_ per fund per month

Section 15(c) Reporting

▪	$_ per fund per report - first class

▪	$_ per additional class report

Equity & Fixed Income Attribution Reporting

▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Advisor’s Signature below acknowledges approval of the Fund Administration fee schedules on this Exhibit K.

Fulcrum Asset Management, LLP

By: /s Joe Davidson

Printed Name and Title: Joe Davidson, COO Date: 12/27/18

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